Exhibit 99.1

Press Release	For Immediate Release

Date: May 3, 2021

GLEN BURNIE BANCORP ANNOUNCES

FIRST QUARTER 2021 RESULTS

GLEN BURNIE, MD (May 3, 2021) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), today reported results for the first quarter ended March 31, 2021. Net income for the first quarter was $0.59 million, or $0.21 per basic and diluted common share, as compared to $0.27 million, or $0.09 per basic and diluted common share for the three-month period ended March 31, 2020.

Net loan balances decreased by $8.4 million, or 3.32%, during the three-month period ended March 31, 2021, driven primarily by a $6.0 million decline in the indirect automobile loan portfolio. Since the end of 2020, loan payoffs are creating significant headwinds and margin compression. On March 31, 2021, Bancorp had total assets of $436.7 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 115th consecutive quarterly dividend on April 30, 2021.

“I am pleased to report outstanding results for the first quarter, highlighted by solid net income, continued strong asset quality metrics and linked quarter deposit growth of 5.5%, despite the continuing margin compression from persistently low interest rates. Our continued efforts to control interest expense, and deploy excess cash helped mitigate our declining net interest margin. Our credit quality and regulatory ratios remain strong and we are well-positioned for continued growth as our markets continue to show signs of recovery from the effects of the COVID-19 pandemic," said John D. Long, President and Chief Executive Officer. “The increase in our net income and earnings per share were primarily due to the $324,000 decrease in provision for credit losses, resulting from a reversal of provision of $80,000 for the first quarter ended March 31, 2020, compared to a $404,000 reversal of provision for the same period in 2021. This was largely due to our continued strong asset quality metrics reflecting better performance trends within the loan portfolio, overall improvement in economic conditions, including lower unemployment levels, and improvement in the economic forecast for March 2021 when compared to March 2020 under the Current Expected Credit Loss (“CECL”) accounting standard.”

Commenting on the first quarter results, Mr. Long continued, “As vaccine distribution is accelerated and Maryland counties begin to reopen and allow increased capacity for businesses, we are confident that most of our business customers will resume operating at full capacity. The focus in managing risks and maintaining safe and sound banking operations will continue to remain our highest priority.”

In closing, Mr. Long added, “In these very unusual times, our strength and resolve enable us to take exceptional care of our customers, employees and communities. Based on our capital levels, conservative underwriting policies, on- and off-balance sheet liquidity, strong loan diversification, and current economic conditions within the markets we serve, management expects to navigate the uncertainties associated with the pandemic and remain well-capitalized. We are closely monitoring the rapid developments regarding the pandemic and remain confident in our long-term strategic vision.”

Highlights for the First Three Months of 2021

Total interest income declined $0.3 million, or 9.7% to $3.2 million, driven by decreases in interest income on loans, partially offset by increases in interest income on investment securities, consistent with declines and increases, respectively, in the balances of these portfolios. Also contributing to the lower total interest income were lower market rates earned on overnight funds. Beyond pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low interest rate environment will likely continue to place pressure on net interest margin. Exacerbating the above, the Company has maintained significantly higher levels of excess balance sheet liquidity during the first quarter of 2021.

Effective January 1, 2021, the Company adopted the CECL accounting standard. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the previous incurred loss accounting standard. The adoption of the CECL accounting standard during the first quarter of 2021 required us to recognize a one-time cumulative adjustment to our allowance for credit losses and a liability for potential losses related to the unfunded portion of our loans and commitments in order to fully transition from the incurred loss model to the CECL model. With the adoption of the CECL standard, we increased the balance of our allowance for credit losses related to outstanding loans by $1.6 million and increased our allowance for potential losses related to the unfunded portion of our loans and commitments by $0.5 million. The after-tax effect of this is a reduction of our retained earnings of $1.5 million.

As a result of minimal charge-offs, recoveries on previously charged off loans, reduction in our loan portfolio and strong credit discipline, we were able to recapture a portion of loan loss reserves in the first quarter of 2021. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 14.54% on March 31, 2021, as compared to 13.33% for the same period of 2020.

Return on average assets for the three-month period ended March 31, 2021 was 0.58%, as compared to 0.28% for the three-month period ended March 31, 2020. Return on average equity for the three-month period ended March 31, 2021 was 6.68%, as compared to 2.98% for the three-month period ended March 31, 2020. Higher net income offset by lower average asset balances primarily drove the higher return on average assets, while higher net income primarily drove the higher return on average equity.

The book value per share of Bancorp’s common stock was $11.77 on March 31, 2021, as compared to $12.67 per share on March 31, 2020. The decrease primarily resulted from the CECL transition adjustment and unrealized losses on the Company’s fixed rate available for sale securities.

On March 31, 2021, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 13.68% on March 31, 2021, as compared to 12.63% on March 31, 2020. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $436.7 million on March 31, 2021, an increase of $17.2 million or 4.11%, from $419.5 million on December 31, 2020. Investment securities were $134.9 million on March 31, 2021, an increase of $20.8 million or 18.28%, from $114.0 million on December 31, 2020. Loans, net of deferred fees and costs, were $246.9 million on March 31, 2021, a decrease of $6.9 million or 2.73%, from $253.8 million on December 31, 2020. Cash and cash equivalents increased $3.4 million or 9.11%, from December 31, 2020 to March 31, 2021.

Total deposits were $368.9 million on March 31, 2021, an increase of $19.3 million or 5.52%, from $349.6 million on December 31, 2020. Noninterest-bearing deposits were $147.8 million on March 31, 2021, an increase of $15.2 million or 11.46%, from $132.6 million on December 31, 2020. Noninterest-bearing demand deposit balances increased, as customers maintained higher levels of liquidity due to economic uncertainty and increased stimulus payments. Interest-bearing deposits were $221.1 million on March 31, 2021, an increase of $4.1 million or 1.89%, from $217.0 million on December 31, 2020. Total borrowings were $31.2 million on March 31, 2021, an increase of $1.3 million or 4.45%, from $29.9 million on December 31, 2020.

As of March 31, 2021, total stockholders’ equity was $33.5 million (7.67% of total assets), equivalent to a book value of $11.77 per common share. Total stockholders’ equity on December 31, 2020, was $37.1 million (8.84% of total assets), equivalent to a book value of $13.05 per common share. The reductions in the ratios of stockholders’ equity to total assets was due to higher asset balances from increased levels of cash equivalents and investment securities, along with decreases to equity from the decline in market value of the Company’s available-for-sale securities portfolio and the $1.5 million impact of the adoption of the CECL accounting standard for credit losses. Included in stockholders’ equity on March 31, 2021 and December 31, 2020, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities and derivative contracts totaling $0.5 million and unrealized losses (net of taxes) of $1.9 million, respectively. This decrease in unrealized gains primarily resulted from increasing market interest rates during the first quarter of 2021, which decreased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, has remained sound and reflected no pandemic-related impact on March 31, 2021. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned, represented 1.15% of total assets on March 31, 2021, as compared to 1.22% on December 31, 2020. The allowance for credit losses was $2.9 million, or 1.18% of total loans, as of March 31, 2021, compared to $1.5 million, or 0.58% of total loans, as of December 31, 2020. The reserve for unfunded commitments was $478,000 as of March 31, 2021 compared to $33,000 as of December 31, 2020. Net recoveries of previously charged off loans were $274,000 or 0.44% of average loans on an annualized basis for the quarter ended March 31, 2021, compared to net recoveries of $240,000 or 0.36% of average loans on an annualized basis for the quarter ended December 31, 2020.

Review of Financial Results

For the three-month periods ended March 31, 2021 and 2020

Net income for the three-month period ended March 31, 2021 was $0.59 million, as compared to $0.27 million for the three-month period ended March 31, 2020. The increase was predominantly driven by credit reserve releases of $404,000 compared to credit reserve releases of $80,000 in the prior year.

Net interest income for the three-month period ended March 31, 2021 totaled $2.88 million, as compared to $3.05 million for the three-month period ended March 31, 2020. Average earning-asset balances increased $33 million to $399 million for the three-month period ended March 31, 2021, as compared to $366 million for the same period of 2020. Although deposit driven excess liquidity fueled average interest-earning asset growth, competitive loan origination pressures as well as a low interest rate environment drove the decrease in average interest-earning asset yields.

Net interest margin for the three-month period ended March 31, 2021 was 2.93%, as compared to 3.34% for the same period of 2020, a decrease of 0.41%. Higher average balances combined with lower yields on interest-earning assets, and lower cost of funds on interest-bearing liabilities and higher noninterest-bearing deposits were the primary drivers of the results. The average balance on interest-earning assets increased $33 million while the yield decreased 0.66%. The cost of funds decreased 0.22% from 0.53% to 0.31%. While the strong deposit inflows are creating excess liquidity in the short-term that impacts our net interest margin, we believe we are well positioned to generate higher revenue in the future as these funds are redeployed into higher yielding earning assets.

The negative provision for loan losses for the three-month period ended March 31, 2021 was $404,000, as compared to a negative provision of $80,000 for the same period of 2020. The decrease for the three-month period ended March 31, 2021, when compared to the three-month period ended March 31, 2020, primarily reflects a $40.4 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and $343,000 decrease in net charge offs.

Noninterest income for the three-month period ended March 31, 2021 was $247,000, as compared to $255,000 for the three-month period ended March 31, 2020.

For the three-month period ended March 31, 2021, noninterest expense was $2.83 million, as compared to $3.04 million for the three-month period ended March 31, 2020. The primary contributors to the $0.21 million decrease, when compared to the three-month period ended March 31, 2020 were decreases in salary and employee benefits, occupancy and equipment expenses, legal, accounting, and other professional fees, loan collection costs and other expenses, offset by increases in data processing and item processing services and telephone costs.

For the three-month period ended March 31, 2021, income tax expense was $106,000 compared with $75,000 for the same period a year earlier. The effective tax rate was 15.20%, compared with 21.91% for the same period a year ago.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the Company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	March 31,	December 31,
	2021	2020	2020
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,130	$2,658	$2,117
Interest bearing deposits in other financial institutions	38,344	15,413	34,976
Total Cash and Cash Equivalents	40,474	18,071	37,093

Investment securities available for sale, at fair value	134,897	70,172	114,049
Restricted equity securities, at cost	1,062	1,199	1,199

Loans, net of deferred fees and costs	246,853	276,960	253,772
Less: Allowance for credit losses(1)	(2,921)	(1,918)	(1,476)
Loans, net	243,932	275,042	252,296

Real estate acquired through foreclosure	575	705	575
Premises and equipment, net	3,793	3,900	3,853
Bank owned life insurance	8,219	8,062	8,181
Deferred tax assets, net	1,646	611	142
Accrued interest receivable	1,277	970	1,302
Accrued taxes receivable	75	1,174	116
Prepaid expenses	410	374	318
Other assets	364	220	362
Total Assets	$436,724	$380,500	$419,486

LIABILITIES
Noninterest-bearing deposits	$147,822	$113,264	$132,626
Interest-bearing deposits	221,101	208,516	216,994
Total Deposits	368,923	321,780	349,620

Short-term borrowings	31,244	20,000	29,912
Defined pension liability	290	323	285
Accrued expenses and other liabilities	2,792	2,540	2,576
Total Liabilities	403,249	344,643	382,393

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,845,104, 2,842,040, and 2,830,358 shares as of March 31, 2021, December 31, 2020, and March 31, 2020, respectively.	2,845	2,830	2,842
Additional paid-in capital	10,670	10,554	10,640
Retained earnings	21,909	22,522	23,071
Accumulated other comprehensive (loss) gain	(1,949)	(49)	540
Total Stockholders' Equity	33,475	35,857	37,093
Total Liabilities and Stockholders' Equity	$436,724	$380,500	$419,486

(1)  Effective January 1, 2021, the Company applied ASU 2016-13, Financial Instruments – Credit Losses (“ASC 326”), such that the allowance calculation is based on current expected credit loss methodology (“CECL”).  Prior to January 1, 2021, the calculation was based on incurred loss methodology.

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2021 (unaudited)	2020 (unaudited)
Interest income
Interest and fees on loans	$2,637	$3,071
Interest and dividends on securities	505	381
Interest on deposits with banks and federal funds sold	19	47
Total Interest Income	3,161	3,499

Interest expense
Interest on deposits	168	325
Interest on short-term borrowings	116	126
Total Interest Expense	284	451

Net Interest Income	2,877	3,048
Provision (release) for credit losses	(404)	(80)
Net interest income after provision (release)	3,281	3,128

Noninterest income
Service charges on deposit accounts	40	56
Other fees and commissions	169	159
Gain on securities sold/redeemed	-	1
Income on life insurance	38	39
Total Noninterest Income	247	255

Noninterest expenses
Salary and employee benefits	1,630	1,705
Occupancy and equipment expenses	302	331
Legal, accounting and other professional fees	213	252
Data processing and item processing services	257	234
FDIC insurance costs	42	51
Advertising and marketing related expenses	22	25
Loan collection costs	6	67
Telephone costs	77	47
Other expenses	279	328
Total Noninterest Expenses	2,828	3,040

Income before income taxes	700	343
Income tax expense	(106)	(75)

Net income	$594	$268

Basic and diluted net income per common share	$0.21	$0.09

GLEN BURNIE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the three months ended March 31, 2021 and 2020
(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

Net income	-	-	268	-	268
Cash dividends, $0.10 per share	-	-	(283)	-	(283)
Dividends reinvested under dividend reinvestment plan	3	29	-	-	32
Other comprehensive income	-	-	-	160	160
Balance, March 31, 2020	$2,830	$10,554	$22,522	$(49)	$35,857

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income/(Loss)	Equity
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

Net income	-	-	594	-	594
Cash dividends, $0.10 per share	-	-	(284)	-	(284)
Dividends reinvested under dividend reinvestment plan	3	30		-	33
Transition adjustment pursuant to adoption of ASU 2016-3 to adoption of ASU 2016-3			(1,472)		(1,472)
Other comprehensive loss	-	-	-	(2,489)	(2,489)
Balance, March 31, 2021	$2,845	$10,670	$21,909	$(1,949)	$33,475

THE BANK OF GLEN BURNIE
CAPITAL RATIOS
(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2021:
(unaudited)
Common Equity Tier 1 Capital	$36,425	13.68%	$11,982	4.50%	$17,307	6.50%
Total Risk-Based Capital	$38,720	14.54%	$21,302	8.00%	$26,627	10.00%
Tier 1 Risk-Based Capital	$36,425	13.68%	$15,976	6.00%	$21,302	8.00%
Tier 1 Leverage	$36,425	8.99%	$16,206	4.00%	$20,257	5.00%

As of December 31, 2020:
(unaudited)
Common Equity Tier 1 Capital	$36,442	13.09%	$12,532	4.50%	$18,101	6.50%
Total Risk-Based Capital	$37,951	13.63%	$22,278	8.00%	$27,848	10.00%
Tier 1 Risk-Based Capital	$36,442	13.09%	$16,709	6.00%	$22,278	8.00%
Tier 1 Leverage	$36,442	9.12%	$15,980	4.00%	$19,975	5.00%

As of March 31, 2020:
(unaudited)
Common Equity Tier 1 Capital	$35,730	12.63%	$12,726	4.50%	$18,382	6.50%
Total Risk-Based Capital	$37,698	13.33%	$22,624	8.00%	$28,280	10.00%
Tier 1 Risk-Based Capital	$35,730	12.63%	$16,968	6.00%	$22,624	8.00%
Tier 1 Leverage	$35,730	9.34%	$15,309	4.00%	$19,137	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
	2021	2020	2020	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$436,724	$419,486	$380,500	$419,486
Investment securities	134,897	114,049	70,172	114,049
Loans, (net of deferred fees & costs)	246,853	253,772	276,960	253,772
Allowance for loan losses	2,921	1,476	1,918	1,476
Deposits	368,923	349,620	321,780	349,620
Borrowings	31,244	29,912	20,000	29,912
Stockholders' equity	33,475	37,093	35,857	37,093
Net income	594	547	268	1,668

Average Balances
Assets	$414,801	$413,056	$382,950	400,462
Investment securities	118,606	115,209	70,779	88,088
Loans, (net of deferred fees & costs)	248,920	262,976	281,335	277,074
Deposits	355,538	344,508	320,606	336,394
Borrowings	20,564	28,138	23,692	24,317
Stockholders' equity	36,072	37,496	36,163	37,067

Performance Ratios
Annualized return on average assets	0.58%	0.53%	0.28%	0.42%
Annualized return on average equity	6.68%	5.80%	2.98%	4.50%
Net interest margin	2.93%	3.19%	3.34%	3.18%
Dividend payout ratio	48%	52%	105%	68%
Book value per share	$11.77	$13.05	$12.67	$13.05
Basic and diluted net income per share	0.21	0.19	0.09	0.59
Cash dividends declared per share	0.10	0.10	0.10	0.40
Basic and diluted weighted average shares outstanding	2,843,775	2,840,718	2,829,375	2,835,037

Asset Quality Ratios
Allowance for loan losses to loans	1.18%	0.58%	0.69%	0.58%
Nonperforming loans to avg. loans	1.79%	1.72%	1.46%	1.63%
Allowance for loan losses to nonaccrual & 90+ past due loans	65.5%	32.6%	46.7%	32.6%
Net charge-offs annualize to avg. loans	-0.44%	-0.36%	0.10%	-0.04%

Capital Ratios
Common Equity Tier 1 Capital	13.68%	13.09%	12.63%	13.09%
Tier 1 Risk-based Capital Ratio	13.68%	13.09%	12.63%	13.09%
Leverage Ratio	8.99%	9.12%	9.34%	9.12%
Total Risk-Based Capital Ratio	14.54%	13.63%	13.33%	13.63%